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                                                                   Exhibit 99.1

                                     [LOGO]


                        COMPANY CONTACT:         Vion Pharmaceuticals, Inc.
                                                 Howard B. Johnson, CFO
                                                 (203) 498-4210 phone


          Vion Enters into Research Collaboration and Option Agreement for Novel Anticancer Compounds

                Company to Expand Preclinical Research Activities
                  and Identify Potential Lead Product Candidate

NEW HAVEN, CT, December 4, 2003 -- VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that it has entered into a research collaboration and option agreement for certain novel anticancer compounds with a group of inventors from the Institute of Pharmacy and the Institute of Medical Chemistry and Biochemistry at the University of Innsbruck, and Austria Wirtschaftsservice Gesellschaft m.b.H. ("aws").

In preclinical studies performed to date, the anticancer compounds demonstrated potent activity against various tumor cell lines, and some of the compounds exhibited evidence of anti-tumor activity in animal models. The mechanism of action, unidentified at this time, appears to be unlike any available cytotoxic chemotherapy agent.

The inventors who discovered the compounds include Johnny Easmon, Ph.D., Prof. Gottfried Heinisch, Ph.D., and Gerhard Purstinger, Ph.D. of the Institute of Pharmacy of the University of Innsbruck, Prof. Heinz-Herbert Fiebig, M.D., Freiburg, Germany, and Prof. Johann Hofmann, Ph.D. of the Institute of Medical Chemistry and Biochemistry of the University of Innsbruck.

During the 17-month research collaboration and option agreement, Vion will investigate several of the anticancer compounds in preclinical studies in order to identify a lead product candidate. During this period, Vion also maintains the right to enter into an exclusive worldwide license agreement for the compounds. Vion will make an initial payment of $25,000 to the group of inventors and aws to enter into the research collaboration and option agreement, and an additional payment of $75,000 if the Company exercises the option to enter into an exclusive worldwide license. The license agreement calls for milestone payments to be paid to the inventors and aws based on the progress of product development, and royalties based on product revenues.

Ivan King, Ph.D., Vice President, Research, of Vion Pharmaceuticals, Inc., stated, "The preliminary data for these novel compounds is promising, and this research collaboration and option agreement represents an important opportunity for Vion to enhance its pipeline of anticancer agents. Our objective is to select a lead product candidate from this group within seventeen months."

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Page 2, Vion Enters into Research Collaboration and Option Agreement for Novel
Anticancer Compounds


Manfred Lampl, Ph.D., Patent Manager of Tecma, the technology marketing unit of Austria Wirtschaftsservice, said, "We are always pleased when our efforts to establish fruitful liaisons between academia and industry lead to success. We believe that these collaborations substantially increase the chance for highly valuable innovations to be turned into marketable products."

"Vion Pharmaceuticals is a strong research partner with a high level of competence in the development of anticancer drugs, and we hope that the development of these promising compounds will result in efficacious therapies against cancer," Dr. Lampl added.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

Austria Wirtschaftsservice Gesellschaft m.b.H. (aws) is a customer-oriented bank specialized in Austrian business promotion. The aim of aws as a bank and public funding organization is to strengthen the domestic business location and the competitiveness of Austrian companies as well as securing jobs in the long-term. Tecma (Technology Marketing Austria), a business unit of aws, operates as a classic technology transfer and licensing office. The mission of Tecma is to facilitate the marketing of promising innovations and technologies, mainly from Austrian universities to industry. For further information on aws and its services visit the company's web site at www.awsg.at.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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